UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2009 (October 1, 2009)

THE NASDAQ OMX GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-32651	52-1165937
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Liberty Plaza, New York, New York	10006
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: +1 212 401 8700

No change since last report

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The Board of Directors of The NASDAQ OMX Group, Inc. (the “Company”) authorized the designation of Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), as a new series of preferred stock out of its available “blank check preferred stock” and authorized the issuance of up to 2,000,000 shares of such Series A Preferred Stock. The Company filed a Certificate of Designation of Series A Preferred Stock (the “Certificate of Designation”) with the Secretary of State of the State of Delaware on October 1, 2009.

The following summarizes the terms of the Company’s Series A Preferred Stock:

Mandatory Conversion: If the Company receives approval of its shareholders at the next annual shareholders’ meeting to convert the Series A Preferred Stock into the Company’s common stock, par value $0.01 per share (the “Common Stock”), the Series A Preferred Stock will automatically convert into shares of the Common Stock at such time based on the conversion formula specified in the Certificate of Designation.

Liquidation Preference: Upon any liquidation, dissolution or winding up of the Company, each share of Series A Preferred Stock entitles the holder thereof to receive and to be paid out of the assets of the Company available for distribution, before any distribution or payment may be made to a holder of any Common Stock, $10.00 plus any accrued and unpaid dividends thereon (the “liquidation preference”) in funds consisting of cash or cash equivalents.

Dividends: If the Company does not obtain approval from its shareholders to convert the Series A Preferred Stock into shares of Common Stock at the next annual shareholders’ meeting, the Company will be obligated to pay to holders of then outstanding shares of Series A Preferred Stock cumulative dividends, accrued with respect to each share of Series A Preferred Stock on the liquidation preference on a daily basis and compounded quarterly, at a per annum rate equal to 12%, which will accrete to and increase the outstanding liquidation preference quarterly in arrears. The Series A Preferred Stock is not otherwise entitled to receive dividend distributions.

Voting Rights: So long as any shares of Series A Preferred Stock are outstanding, the Company may not amend, modify or waive the provisions of its certificate of incorporation, bylaws or the Certificate of Designation in a way that would adversely affect the rights, preferences or privileges of the Series A Preferred Stock without the prior vote or written consent of holders representing at least a majority of the then outstanding shares of Series A Preferred Stock. Certain changes, including any amendment reducing the dividend rate, rate of accretion or manner of payment of dividends, changes to certain definitions and increases in the number of authorized shares of Series A Preferred Stock, require the written consent of 75% of the then outstanding shares of Series A Preferred Stock.

Mandatory Redemption: On October 1, 2013, the Company will be obligated to redeem all of the outstanding shares of Series A Preferred Stock at a redemption price per share equal to the liquidation preference by payment in cash (subject to the legal availability of funds for such redemption).

Optional Redemption: If shareholder approval is not obtained at the next annual shareholders’ meeting, the Company may redeem all shares of the Series A Preferred Stock by payment in cash on such applicable date, at the following applicable prices: (i) 110% of the liquidation preference for redemption occurring prior to the first anniversary of the annual meeting; (ii) 105% of the liquidation preference for redemption occurring on or after the first anniversary but prior to the second anniversary of the annual meeting; or (iii) 100% of the liquidation preference for redemption occurring on or after the second anniversary of the annual meeting. Upon the occurrence of certain fundamental changes, any holder of the Series A Preferred Stock may elect to require the Company, subject to the Company’s compliance with its existing credit facility, to redeem the Series A Preferred Stock held by such holder at an amount per share of Series A Preferred Stock equal to 101% of the liquidation preference. The Company may elect to pay the fundamental change redemption amount in cash or, to the extent permissible under The NASDAQ Stock Market listing requirements then applicable to the Company, in shares of Common Stock or other cash equivalents or publicly traded securities.

The summary of the rights, privileges and preferences of the Series A Preferred Stock described above is qualified in its entirety by reference to the Certificate of Designation filed as Exhibit 3.1.8 to this report, which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description

3.1.8	Certificate of Designation of Series A Convertible Preferred Stock of The NASDAQ OMX Group, Inc., dated October 1, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 6, 2009	THE NASDAQ OMX GROUP, INC.

/S/ EDWARD S. KNIGHT
Edward S. Knight
Executive Vice President and General Counsel

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